                                  EXHIBIT 11

                          BANK OF BOSTON CORPORATION

                   Computation of Earnings Per Common Share

                   (in thousands, except per share amounts)

                                                                  Quarters Ended               Nine Months Ended
                                                                   September 30                   September 30

    EARNINGS                                                      1994         1993              1994         1993
    --------                                                 ---------    ---------         ---------    ---------
1.  Net income                                               $ 123,969    $  41,444         $ 314,609    $ 196,514

2.  Less: Preferred dividends                                    9,389        9,383            28,063       25,346
                                                             ---------    ---------         ---------    ---------

3.  Net income applicable to primary
     earnings per common share                                 114,580       32,061           286,546      171,168

4.  Add: Interest expense on convertible
     debentures, net of tax                                      1,085        1,098             3,219        3,268
                                                             ---------    ---------         ---------    ---------

5.  Net income applicable to fully diluted
     earnings per common share                               $ 115,665    $  33,159         $ 289,765    $ 174,436
                                                             =========    =========         =========    =========
    SHARES
    ------

6.  Weighted average number of common shares outstanding       106,981      105,443           106,602      105,232

7.  Incremental shares from assumed exercise
     of dilutive stock options as of the beginning
     of the period using the treasury stock method                 679          972               759        1,028

8.  Incremental shares from assumed conversion
     of debentures at date of issuance                           4,030        4,031             4,030        4,036
                                                             ---------    ---------         ---------    ---------

9.  Adjusted number of common shares                           111,690      110,446           111,391      110,296
                                                             =========    =========         =========    =========

    PER SHARE CALCULATION
    ---------------------

10. Primary net income per common share                      $    1.07    $     .30         $    2.69    $    1.63
    (Item 3 /Item 6); see note below

11. Fully diluted net income per common share                $    1.04    $     .30         $    2.60    $    1.58
    (Item 5 /Item 9); see note below

Note - Income per common share before extraordinary items and cumulative effect of accounting changes, net, on both a primary and fully diluted basis for the nine months ended September 30, 1994 and September 30, 1993 are computed by adding to the numerator $6,535 and subtracting from the numerator $24,203, respectively.